                                                                 Exhibit 10.27.2

                       AMENDMENT TO MASTER LEASE AGREEMENT

THIS AMENDMENT TO MASTER LEASE AGREEMENT is made and entered into as of the 24th day of December, 1997 by and between On-Point Technology Systems, Inc., a Nevada corporation with its principle offices at 8444 Miralani Drive, San
Diego, CA 92126 (the "Lessor") and Solutioneering, Inc., a Texas corporation, with its principle offices at 661 East 18th Street, Plano, TX 75074 (the "Lessee") in accordance with the following facts and objectives:

      A. Lessor and Lessee entered into a Master Lease Agreement dated March 1, 1995 ("Master Lease Agreement") and as amended December 23, 1996, whereby Lessor leased to Lessee Equipment to dispense telephone calling cards.
      B. Lessor and Lessee now wish to amend the Master Lease Agreement to reflect the following:
            i). Lessor has an inventory of component parts and sub-assemblies to build two-hundred (200) model DCR-2000 Equipment which Lessor will repackage in a new cabinet style and Lessee agrees to lease from Lessor two-hundred (200) such repackaged Equipment designated model DCR-2001-4.
            ii). Lessor will develop a new model of Equipment designated DCR-1250-3 and Lessee agrees to lease from Lessor a minimum of 1,200 units per year of Equipment at a minimum rate of 100 units of Equipment per month for a period of five (5) years.

IT IS AGREED, THEREFORE, as follows:

1. The Commencement Date for any Equipment leased under this Master Lease Agreement shall not be before January 1, 1998 or later than November 30,2002.

2. The Initial Lease Term for each Schedule shall be as set forth thereon and shall be five (5) years.

3. Lessee shall have the option to purchase the Equipment during the Term of the Lease, at the end of the Initial Lease Term or any Renewal Term in accordance with the conditions in the Master Lease Agreement and as amended.

4. Lessor will repackage the inventory of DCR-2000 components and subassemblies into a new style cabinet designated DCR-2001-4, the design of which shall be approved by the Lessee.

5. Lessee understands and agrees that the DCR-2001-4 will be manufactured in a limited quantity of two hundred (200) under the terms of the Master Lease Agreement and Lessor will make no further production of this model for lessor unless otherwise agreed.

Amendment to Master Lease Agreement, Page 2 of 3


6. The quantity two hundred (200) DCR-2001-4 Equipment will be delivered to Lessee by Lessor at a rate of one hundred (100) per month in February and March 1998

7. Lessor will develop a new three-bin model of the Equipment exclusively for the Lessee's use in the United States. The design of the three bin model designated the DCR-1250-3 will be as approved by the Lessee, and will be available for delivery to Lessee in March 1998. Lessee understands and agrees that this exclusivity applies only to Equipment ultimately placed in the United States and only to the specific design of model DCR-1250-3 and will not preclude Lessor from designing and marketing three-bin phone card machines of a different design or appearance.

8. Lessee will provide Lessor with the PMS color codes for the paint finish of the DCR-1250-3 and the point of sales materials to be affixed to the Equipment during manufacture should the Lessee require Lessor to affix such material.

9. Lessor agrees to provide the DCR-1250-3 Equipment to Lessee on an exclusive basis in accordance with paragraph 7 provided:

      9.1 Lessee continues to accept delivery of a minimum of one hundred 100 units per month during 1998 and continues to accept delivery of Equipment on an average minimum of one hundred (100) units of Equipment thereafter. The monthly average will be based on a rolling average of the total units of Equipment delivered during the prior four (4) months.

      9.2 Lessee maintains timely payment of all Lease Payments under the Master Lease Agreement and any amendment thereto.

      9.3 Lessee is not in default on any of the Terms and Conditions of the Master Lease Agreement and any amendment thereto.

10. Lessor will ship the Equipment to Lessee's offices in Plano, Texas unless otherwise notified that a Schedule of Equipment be shipped to another office of the Lessee within the continental U.S.

11. Lessee will make sixty (60) monthly Lease Payments to Lessor in the amount of $80.00 for each DCR-2001-4 and DCR-1250-3 inclusive of packaging and shipping within the continental U.S., but exclusive of any and all taxes. Lease Payments will be due on the 1st day of each month commencing thirty-three (33) days from the date of shipment. Payment due for Equipment not shipped on the first day of a month shall be prorated by one-thirtieth (1/30) for each day in the month prior to date of shipment plus three (3) days. (E.g., if shipped on the 10th day of a month, payments for the Equipment for that month would be 17/30th of the monthly lease payment amount).

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Amendment to Master Lease Agreement, Page 3 of 3


12. For purposes of the buyout option under the Master Lease Agreement the purchase price of the DCR-1250-3 including shipping is three-thousand-four-hundred-ten dollars ($3,410.00) per machine.

13. All terms and provisions of the Master Lease Agreement and each Equipment Schedule thereto shall remain in full force and effect, unless inconsistent with the terms of this Amendment, in that instance, the Amendment to the Master Lease Agreement shall control.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

                               LESSOR:
                                        ON-POINT TECHNOLOGY SYSTEMS, INC.


                                        By: /s/ Brian J. Roberts    12/26/97
                                           -----------------------------------
                                           Brian J. Roberts, Sr. Vice President


                               LESSEE:
                                        SOLUTIONEERING, INC.


                                        By: /s/ Shawn Lane
                                           -----------------------------------
                                           Shawn Lane, President

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               [Letterhead of ON-POINT TECHNOLOGY SYSTEMS, INC.]

                                         July 2, 1997

Shawn Lane
President
Solutioneering, Inc.
661 East 18th Street
Plano, TX 75074

RE: Amendment to Master Lease Agreement

Dear Shawn:

This letter will serve to amend the Master Lease Agreement dated March 1, 1995, and as subsequently amended on December 24, 1996 between On-Point Technology Systems, Inc. ("Lessor"), and Solutioneering, Inc. ("Lessee").

1. Lessee agrees to hire from Lessor a minimum of 2,000 units of equipment described in each Schedule from time-to-time entered into pursuant to the Master Lease Agreement in accordance with the Master Lease Agreement.

2. All terms and provisions of the Master Lease Agreement and each Equipment Schedule thereto shall remain in full force and effect.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

                               LESSOR:
                               ON-POINT TECHNOLOGY SYSTEMS, INC.


                               By: /s/ Brian J. Roberts
                                   ----------------------------------------
                                   Brian J. Roberts, Sr. VP, Mktg. & Admin.


                               LESSEE:
                               SOLUTIONEERING, INC.


                               By: /s/ Shawn Lane
                                   ----------------------------------------
                                   Shawn Lane, President

dg:BJR